Exhibit 99.1

Parlex and Infineon to Form Joint Venture Company

METHUEN, Mass., Dec. 28, 2004--Parlex Corporation (PRLX), a world leader in the design and manufacture of flexible interconnects and Infineon Technologies AG (FSE/NYSE:IFX) a world leader in semiconductor solutions, have agreed to establish a joint venture company to manufacture and sell advanced technology substrates for secure mobile electronic identification products. The joint venture will be headquartered in Hong Kong with manufacturing facilities in China.

Under the terms of the agreement, Parlex will have a 51% equity share with Infineon holding the remaining share. Infineon will pay Parlex $3 million and Parlex will contribute equipment and technology. Parlex Shanghai Circuit Company will also provide certain additional services which will be paid for by the joint venture. In addition to supplying substrates for the Infineon "Flip Chip on Substrate (FCOS)" program, the joint venture will offer its products to customers worldwide. It is anticipated that this new entity will be operational in April 2005.

Peter J. Murphy, President and CEO of Parlex commented: "Combining resources with the recognized market and technology leader for electronic identification products allows us to rapidly introduce a variety of new technologies developed specifically to serve this expanding customer segment. With Infineon as our partner, we are increasing our presence in the smartcard arena while we remain confident that we have the technology to become the world's leading smartcard substrate provider."

About Parlex Corporation

Parlex Corporation is a world leader in the design and manufacture of flexible interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom. For further information, please visit Parlex on the web at http://www.parlex.com.

About Infineon

Infineon Technologies AG, Munich, Germany, offers semiconductor and system solutions for the automotive and industrial sectors, for applications in the wired communications markets, secure mobile solutions as well as memory products. With a global presence, Infineon operates in the US from San Jose, CA, in the Asia-Pacific region from Singapore and in Japan from Tokyo. In fiscal year 2004 (ending September), the company achieved sales of Euro 7.19 billion with about 35,600 employees worldwide. Infineon is listed on the DAX index of the Frankfurt Stock Exchange and on the New York Stock Exchange (ticker symbol: IFX). Further information is available at www.infineon.com.

The foregoing contains certain forward-looking statements. The Company's actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of various factors beyond its control, including economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change. For a detailed discussion of these and other cautionary statements, please refer to Parlex's filings with the Securities and Exchange Commission.


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